REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of  Directors of
            The PBHG Funds, Inc.

In planning and performing our audit of the financial statements and financial highlights of the PBHG Funds, Inc., consisting of the PBHG
Growth Fund, PBHG Emerging Growth Fund, PBHG Core Growth Fund,
PBHG Select Equity Fund, PBHG Large Cap Growth Fund, PBHG Technology and Communications Fund, PBHG Limited Fund, PBHG Large Cap 20 Fund,
PBHG Strategic Small Company Fund, PBHG Large Cap Value Fund, PBHG International Fund, PBHG Cash Reserves Fund, PBHG Mid-Cap Value Fund and PBHG Small Cap Value Fund (collectively, the "Fund") for the year ended March 31, 1998, we considered its internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of
controls.   Generally, controls that are relevant to an audit pertain to the
Fund's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of March 31, 1998.

This report is intended solely for the information and use of management and Board of Directors of the PBHG Fund, Inc. and the Securities and Exchange Commission.



COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 29, 1998